Exhibit 99.1

For Immediate Release

Cephalon Provides Clinical Update on Phase II Study of NUVIGIL

as an Adjunctive Therapy in Adults with Schizophrenia

FRAZER, Pa. — June 2, 2010 — Cephalon, Inc. (Nasdaq: CEPH) today announced that the primary endpoint was not met in a Phase II clinical trial that examined NUVIGIL® (armodafinil) Tablets [C-IV] as an adjunctive therapy for the treatment of the negative symptoms of schizophrenia, which include problems with motivation and emotional withdrawal. The analysis of the data showed that treatment with armodafinil did not lessen the severity of the negative symptoms of schizophrenia compared to placebo in the 24-week study.  As a result of the outcome of this trial, Cephalon has decided not to move forward with this clinical program.

The trial was designed to evaluate whether armodafinil treatment (150, 200, or 250 mg/day) was more effective than placebo treatment as an adjunctive therapy to antipsychotic medication in alleviating the negative symptoms of schizophrenia, as assessed by the primary outcome measure of the Positive and Negative Syndrome Scale.  Although an interim analysis showed a trend towards a positive dose dependent treatment effect, it was not statistically significant and not maintained in the final analysis of all patients.  Armodafinil was generally well tolerated in the study and the side effects were consistent with the known safety profile.  Results of this study will be presented at a future medical meeting.

“While we are disappointed that the results of this study did not demonstrate a benefit for this patient population, Cephalon remains committed to the NUVIGIL clinical development plan,” said Dr. Lesley Russell, Chief Medical Officer at Cephalon.  “We are continuing our discussions with the agency on our application for excessive sleepiness associated with jet lag disorder and Phase III trials are on track evaluating armodafinil in bipolar depression and excessive sleepiness resulting from traumatic brain injury.”

About NUVIGIL

NUVIGIL is the longer-lasting isomer of modafinil. It is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work disorder (SWD), or narcolepsy. NUVIGIL is not approved as a treatment for jet lag disorder, bipolar depression, traumatic brain injury, or their associated symptoms.  The NUVIGIL (armodafinil) label includes a bolded warning for serious or life-threatening rash, including Stevens-Johnson Syndrome, that has been reported in adults in association with the use of armodafinil and in adults and children in association with the use of modafinil, a racemic mixture of S and R modafinil (the latter is armodafinil, the active ingredient in NUVIGIL). NUVIGIL is not approved for use in pediatric patients for any indication.

The most common adverse events in controlled clinical trials (five percent or greater) were headache, nausea, dizziness, and insomnia. Full prescribing information for NUVIGIL is available at http://www.nuvigil.com/.

Study to Evaluate the Efficacy and Safety of Armodafinil as an Adjunctive Therapy in Adults with Schizophrenia — Endpoints met.

Confidential.  Not for Distribution

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:
Media:	Investor Relations:
Candace Steele Flippin	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)
csteele@cephalon.com	cmerritt@cephalon.com